PLEXUS CORP.

DIRECTOR NONQUALIFIED STOCK OPTION AGREEMENT

TO: [name] DATE:	[date]

In order to provide additional incentive through stock ownership for directors of Plexus Corp. (the “Corporation”), you (the “Grantee”) are hereby granted a Stock Option (“Option”) effective as of      , 20     (the “Grant Date”), to purchase      shares of the Corporation’s Common Stock at a price per share of $     . This Option is subject to the terms and conditions set forth in this Agreement and in the Plexus Corp. 2005 Equity Incentive Plan (the “Plan”), the terms of which are incorporated herein by reference.

1. Number of Shares Optioned; Exercise Price. The Corporation grants to Grantee a nonqualified stock option to purchase, on the terms and conditions hereof and of the Plan, all or any part of an aggregate of      shares of the Corporation’s Common Stock, $.01 par value, at the purchase price of $    per share.

2. Period of Exercise. This option shall become exercisable beginning six months from the date of grant, regardless of whether the Grantee is still a Director on such date. All rights to exercise this option shall terminate upon the earlier of (a) ten (10) years from the date the option is granted, or (b) one (1) year from the date the Grantee ceases to be a Director.

3. Method of Exercising Option. Grantee may exercise this option by logging on to www.etrade.com/stockplans.com or by calling E*Trade at 800.838.0908 in the U.S. or 1.650.599.0125 outside the U.S. The website provides detailed instructions on how to exercise stock options as well as other relevant information pertaining to the grant. An “insider” is subject to blackout restrictions which may prevent exercise during certain time periods referred to as the ‘blackout period”. If you are considered an “insider” you have been notified of the restrictions via email.

4. No Rights in Shares Until Issued. Neither the Grantee nor Grantee’s heirs, executor or administrator shall be, or have any of the rights or privileges of, a stockholder of the Corporation in respect of any of the shares issuable upon the exercise of the option herein granted, unless and until such shares are fully paid and issued to him/her upon exercise of this Option.

5. Option Not Transferable During Grantee’s Lifetime. This option shall not be transferable by Grantee other than by last will and testament or by the laws of descent and distribution. During Grantee’s lifetime, this option shall be exercisable only by Grantee or Grantee’s guardian or legal representative. In the event of the Grantee’s death, the personal representative of the Grantee’s estate or the person or persons to whom the Option is transferred by will or the laws of descent and distribution may exercise the Option in accordance with its terms.

6. Effect of Change in Stock. In the event of a reorganization, recapitalization, stock split, stock dividend, merger, consolidation, rights offering or like transaction, the Committee shall make or provide for such adjustment in the exercise price of the option or in the number of kinds of stock covered by the option as it may, in its discretion, deem to be equitable provided, however, in the event of (a) the merger or consolidation of the Corporation with or into another corporation or corporations in which the Corporation is not the surviving corporation, (b) the adoption of any plan for the dissolution of the Corporation, or (c) the sale or exchange of all or substantially all the assets of the Corporation for cash or for shares of stock or other securities of another corporation, the Committee may elect to cancel this option. In the event the option is canceled, the Corporation, or the corporation assuming the obligations of the Corporation hereunder, shall pay Grantee an amount of cash or stock, as determined by the Committee, equal to the Fair Market Value per share of the Stock immediately preceding such cancellation over the option exercise price, multiplied by the number of shares subject to the option.

7. Liquidation. Anything contained herein to the contrary notwithstanding, upon the complete liquidation of the Corporation, this option shall be canceled.

8. Successors. This agreement shall be binding upon and inure to the benefit of any successor or successors of the Corporation.

9. Wisconsin Contract. This option has been granted in Wisconsin and shall be construed under the laws of that state.

To accept this grant, agreement and other linked materials please logon with your user name and password to www.etrade.com/stockplans.com and select the Stock Options page. This grant will be listed at the bottom of all prior grants and will be labeled in the status column as “Requires Acceptance”. Clicking on this link will take you to the Grant Acceptance page which will allow you to view and print (recommended) all applicable documents related to this grant. To accept the grant and all applicable documents you will type in your password and click accept. By accepting this grant online you acknowledge and accept this grant and the terms and conditions. You also acknowledge receipt of this Stock Option Agreement, a copy of the 2005 Equity Incentive Plan, and a copy of the Insider Trading Restrictions and Policies. If this grant is not accepted online within 30 days from the grant date of this Agreement, this Option will be deemed refused and may be withdrawn.

The terms of the Plan shall have precedence over any terms in this Agreement that are inconsistent therewith.

PLEXUS CORP.

By: /s/ Joseph D. Kaufman

Secretary